As filed with the Securities and Exchange Commission on June 26, 2007.

Registration No. 333-141716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DATA DOMAIN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3572	94-3412175
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2300 Central Expressway

Santa Clara, CA 95050

(408) 980-4800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Frank Slootman

President and Chief Executive Officer

2300 Central Expressway Santa Clara, CA 95050 (408) 980-4800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert V. Gunderson, Jr.

David W. Kling

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025
Telephone: (650) 321-2400

Telecopy: (650) 321-2800

John L. Savva Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303 Telephone: (650) 461-5600 Telecopy: (650) 461-5700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.0001 par value	8,498,500	$13.50	$114,729,750	$3,523

(1)	Includes 1,108,500 shares of common stock that may be purchased by the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-1 (Reg. No. 333-141716) is solely to update disclosures in Part II and to re-file Exhibit 1.1. Accordingly, a preliminary prospectus has been omitted.

PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq Global Market listing fee.

SEC Registration fee	$3,523

NASD filing fee	15,000

Nasdaq Global Market listing fee	150,000

Printing and engraving expenses	200,000

Legal fees and expenses	1,400,000

Accounting fees and expenses	1,675,000

Blue sky fees and expenses	6,000

Custodian and transfer agent fees	3,500

Miscellaneous fees and expenses	46,977

Total	$3,500,000

Item 14.    Indemnification of Directors and Officers

Our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees, a form of which is attached as Exhibit 10.1. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

Reference is made to Section 9 of the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 1.9 of our amended and restated investors’ rights agreement contained in Exhibit 4.3 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in our amended and restated investors’ rights agreement.

Item 15.    Recent Sales of Unregistered Securities

Since January 1, 2004, we have issued the following securities that were not registered under the Securities Act:

1. We granted direct issuances or stock options to purchase 15,594,624 shares of our common stock at exercise prices ranging from $0.15 to $12.50 per share to employees, consultants, directors and other service providers under our 2002 Stock Plan.

2. On March 27, 2003, we granted a stock option to purchase 217,942 shares of our common stock at an exercise price of $0.10 per share to an entity affiliated with Greylock Partners outside of the 2002 Stock Plan, and we issued and sold 217,942 shares of our common stock upon the exercise of this stock option on October 5, 2005.

3. We issued and sold an aggregate of 4,363,873 shares of our common stock to employees, directors, consultants, and other service providers for aggregate consideration of approximately $2,135,992 under direct issuances or exercises of options granted under our 2002 Stock Plan.

4. From December 11, 2003 to January 23, 2004, we issued and sold an aggregate of 14,529,910 shares of our Series B convertible preferred stock to certain institutional and individual investors for an aggregate purchase price of approximately $17,000,000.

5. From July 26, 2005 to August 31, 2006, we issued and sold an aggregate of 7,396,512 shares of our Series C convertible preferred stock to certain institutional and individual investors for an aggregate purchase price of approximately $15,100,000.

6. On November 27, 2006 and November 29, 2006, we issued and sold an aggregate of 60,000 shares of our Series C convertible preferred stock to two individual investors for an aggregate purchase price of approximately $180,000.

7. On March 14, 2007, we issued 390,000 shares of our common stock to a corporation in connection with a technology licensing agreement. The shares were issued in consideration of the cross-license of patent rights between the corporation and us.

The sale of securities described in Items 15(1) and (3) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act. The sale of securities described in Items 15(2) and (4)-(7) were sales to accredited investors and were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1*	Restated Certificate of Incorporation.

3.2*	Form of Restated Certificate of Incorporation to be effective upon closing.

3.3*	Bylaws.

3.4*	Form of Amended and Restated Bylaws to be effective upon closing.

4.1*	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.

4.2*	Form of Common Stock certificate.

4.3*	Amended and Restated Investors’ Rights Agreement, dated March 14, 2007, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto.

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers and certain key employees.

10.2*	Data Domain, Inc. 2002 Stock Plan.

10.3*	Form of 2002 Stock Plan Stock Purchase Agreement.

10.4*	Form of 2002 Stock Plan Stock Option Agreement (early exercise).

10.5*	Form of 2002 Stock Plan Stock Option Agreement (installment vesting).

10.6*	Form of 2002 Stock Plan Stock Option Agreement (non-employee directors).

10.7*	2007 Equity Incentive Plan.

10.8*	2007 Employee Stock Purchase Plan.

10.9*	Data Domain, Inc. 2007 Bonus Plan.

10.10*	Offer Letter with Frank Slootman, dated June 17, 2003.

10.11*	Offer Letter with Michael P. Scarpelli, dated September 14, 2006.

10.12*	Offer Letter with Daniel R. McGee, dated January 13, 2006.

10.13*	Offer Letter with David L. Schneider, dated December 8, 2003.

10.14*	Notice of Stock Option Grant and Stock Option Agreement, dated August 28, 2003, with Frank Slootman.

10.15*	Notice of Stock Option Grant and Stock Option Agreement, dated August 10, 2005, with Frank Slootman.

10.16*	Notice of Stock Option Grant and Stock Option Agreement, dated September 14, 2006, with Michael P. Scarpelli.

10.17*	Notice of Stock Option Grant and Stock Option Agreement, dated March 15, 2006, with Daniel R. McGee.

Exhibit No.	Description

10.18*	Notice of Stock Option Grant and Stock Option Agreement, dated January 22, 2004, with David L. Schneider.

10.19*	Notice of Stock Option Grant and Stock Option Agreement, dated January 31, 2005, with David L. Schneider.

10.20*	Notice of Stock Option Grant and Stock Option Agreement, dated September 14, 2005, with David L. Schneider.

10.21*	Notice of Stock Option Grant and Stock Option Agreement, dated February 12, 2007, with David L. Schneider.

10.22*	Notice of Stock Option Grant and Stock Option Agreement, dated March 26, 2007, with Frank Slootman.

10.23*	Notice of Stock Option Grant and Stock Option Agreement, dated March 26, 2007, with Michael P. Scarpelli.

10.24*	Amended and Restated Consulting Agreement by and between the Registrant and Kai Li, dated September 1, 2003.

10.25*	Form of Management Change in Control Agreement.

10.26*	Letter Agreement by and between the Registrant and Neal Ater, dated March 15, 2007.

10.27*	Sub-Sublease Agreement by and between the Registrant and Juniper Networks, Inc. effective as of July 1, 2006.

10.28*†	Manufacturing Services Agreement by and between the Registrant and Solectron USA, Inc., a Delaware corporation, dba Fine Pitch Technology dated April 26, 2006.

10.29*†	OEM Purchase Agreement by and between the Registrant and Xyratex Technology Limited, dated March 8, 2007.

10.30*	Patent Cross-License Agreement by and between the Registrant and Quantum Corporation, dated March 13, 2007.

10.31*	Amended and Restated Voting Agreement, dated July 26, 2005, as amended on October 4, 2006, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto.

10.32*	Form of 2007 Equity Incentive Plan Stock Option Agreement.

10.33*	Form of 2007 Equity Incentive Plan Stock Option Agreement (Automatic Initial Director Grants).

10.34*	Form of 2007 Equity Incentive Plan Stock Option Agreement (Automatic Annual Director Grants).

10.35*	Form of 2007 Equity Incentive Plan Stock Option Agreement (Officer Grants).

10.36*	Form of 2007 Equity Incentive Plan Stock Option Agreement (Chief Executive Officer Grants).

10.37*	Management Change in Control Agreement by and between the Registrant and Frank Slootman.

10.38*	Form of Summary of Stock Grant and Stock Grant Agreement with Kai Li.

16.1*	Letter from Mohler, Nixon & Williams.

21.1*	List of subsidiaries.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (contained in the signature page to this registration statement).

Exhibit No.	Description

99.1*	Consent of Duff & Phelps, LLC.

99.2*	Consent of Freeman Reports.

*	Previously filed.
†	Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Securities and Exchange Commission.

(b) Financial Statement Schedules

The following schedule is filed as part of this registration statement:

Schedule II—Valuation and Qualifying Accounts

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

SCHEDULE II

DATA DOMAIN, INC. VALUATION AND QUALIFYING ACCOUNTS

	Beginning Balance	Additions (Recoveries) Charged to Operations	Write- offs	Ending Balance
	(in thousands)
Trade Receivable Allowances:
Year Ended December 31, 2004	$–	$3	$–	$3

Year Ended December 31, 2005	3	(2)	–	1

Year Ended December 31, 2006	1	9	–	10

Three Months Ended March 31, 2007	10	(1)	7	2

Item 17.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 26th day of June, 2007.

DATA DOMAIN, INC.

By:	/S/ FRANK SLOOTMAN

Frank Slootman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ FRANK SLOOTMAN Frank Slootman	President, Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2007

/S/ MICHAEL P. SCARPELLI Michael P. Scarpelli	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 26 2007

* Ronald D. Bernal	Director	June 26, 2007

* Aneel Bhusri	Chairman of the Board of Directors	June 26, 2007

* Ronald E. F. Codd	Director	June 26, 2007

* Reed E. Hundt	Director	June 26, 2007

* Kai Li	Director	June 26, 2007

* Jeffrey A. Miller	Director	June 26, 2007

* Scott D. Sandell	Director	June 26, 2007

*By:	/S/ MICHAEL P. SCARPELLI
Michael P. Scarpelli, Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1*	Restated Certificate of Incorporation.

3.2*	Form of Restated Certificate of Incorporation to be effective upon closing.

3.3*	Bylaws.

3.4*	Form of Amended and Restated Bylaws to be effective upon closing.

4.1*	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.

4.2*	Form of Common Stock certificate.

4.3*	Amended and Restated Investors’ Rights Agreement, dated March 14, 2007, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto.

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers and certain key employees.

10.2*	Data Domain, Inc. 2002 Stock Plan.

10.3*	Form of 2002 Stock Plan Stock Purchase Agreement.

10.4*	Form of 2002 Stock Plan Stock Option Agreement (early exercise).

10.5*	Form of 2002 Stock Plan Stock Option Agreement (installment vesting).

10.6*	Form of 2002 Stock Plan Stock Option Agreement (non-employee directors).

10.7*	2007 Equity Incentive Plan.

10.8*	2007 Employee Stock Purchase Plan.

10.9*	Data Domain, Inc. 2007 Bonus Plan.

10.10*	Offer Letter with Frank Slootman, dated June 17, 2003.

10.11*	Offer Letter with Michael P. Scarpelli, dated September 14, 2006.

10.12*	Offer Letter with Daniel R. McGee, dated January 13, 2006.

10.13*	Offer Letter with David L. Schneider, dated December 8, 2003.

10.14*	Notice of Stock Option Grant and Stock Option Agreement, dated August 28, 2003, with Frank Slootman.

10.15*	Notice of Stock Option Grant and Stock Option Agreement, dated August 10, 2005, with Frank Slootman.

10.16*	Notice of Stock Option Grant and Stock Option Agreement, dated September 14, 2006, with Michael P. Scarpelli.

10.17*	Notice of Stock Option Grant and Stock Option Agreement, dated March 15, 2006, with Daniel R. McGee.

10.18*	Notice of Stock Option Grant and Stock Option Agreement, dated January 22, 2004, with David L. Schneider.

10.19*	Notice of Stock Option Grant and Stock Option Agreement, dated January 31, 2005, with David L. Schneider.

10.20*	Notice of Stock Option Grant and Stock Option Agreement, dated September 14, 2005, with David L. Schneider.

10.21*	Notice of Stock Option Grant and Stock Option Agreement, dated February 12, 2007, with David L. Schneider.

Exhibit No.	Description

10.22*	Notice of Stock Option Grant and Stock Option Agreement, dated March 26, 2007, with Frank Slootman.

10.23*	Notice of Stock Option Grant and Stock Option Agreement, dated March 26, 2007, with Michael P. Scarpelli.

10.24*	Amended and Restated Consulting Agreement by and between the Registrant and Kai Li, dated September 1, 2003.

10.25*	Form of Management Change in Control Agreement.

10.26*	Letter Agreement by and between the Registrant and Neal Ater, dated March 15, 2007.

10.27*	Sub-Sublease Agreement by and between the Registrant and Juniper Networks, Inc. effective as of July 1, 2006.

10.28*†	Manufacturing Services Agreement by and between the Registrant and Solectron USA, Inc., a Delaware corporation, dba Fine Pitch Technology dated April 26, 2006.

10.29*†	OEM Purchase Agreement by and between the Registrant and Xyratex Technology Limited, dated March 8, 2007.

10.30*	Patent Cross-License Agreement by and between the Registrant and Quantum Corporation, dated March 13, 2007.

10.31*	Amended and Restated Voting Agreement, dated July 26, 2005, as amended on October 4, 2006, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto.

10.32*	Form of 2007 Equity Incentive Plan Stock Option Agreement.

10.33*	Form of 2007 Equity Incentive Plan Stock Option Agreement (Automatic Initial Director Grants).

10.34*	Form of 2007 Equity Incentive Plan Stock Option Agreement (Automatic Annual Director Grants).

10.35*	Form of 2007 Equity Incentive Plan Stock Option Agreement (Officer Grants).

10.36*	Form of 2007 Equity Incentive Plan Stock Option Agreement (Chief Executive Officer Grants).

10.37*	Management Change in Control Agreement by and between the Registrant and Frank Slootman.

10.38*	Form of Summary of Stock Grant and Stock Grant Agreement with Kai Li.

16.1*	Letter from Mohler, Nixon & Williams.

21.1*	List of subsidiaries.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (contained in the signature page to this registration statement).

99.1*	Consent of Duff & Phelps, LLC.

99.2*	Consent of Freeman Reports.

*	Previously filed.
†	Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Securities and Exchange Commission.